Exhibit 99.1

Contacts:
Valerie O’Neil	JoAnn DeGrande
Starbucks Media Relations	Starbucks Investor Relations
(206) 318-7100	(206) 318-7893
Starbucks Coffee Company Names Peter Bocian
as Chief Financial Officer Designate

SEATTLE; April 3, 2007 – Starbucks Corporation (NASDAQ: SBUX) today announced that Peter Bocian, 52, has been named executive vice president and chief financial officer designate and will assume this role with the Company on May 14, 2007.
Upon joining Starbucks, Bocian will partake in an intensive immersion process to learn the various facets of the Company. On October 1, 2007, Bocian will succeed Michael Casey, executive vice president, chief financial officer and chief administrative officer, who will transition into a senior advisory role after serving as the Company’s chief financial officer for over 12 years. In 2006, Casey announced his plan to transition from his current role this year.
Bocian will be responsible for all aspects of Starbucks Corporate Finance, Information Technology, Global Business Systems Solutions and Global Strategy. He will report to Jim Donald, Starbucks president and ceo.
“Pete’s global experience and solid record of delivering results are attributes we were looking for in our next cfo,” commented Jim Donald, Starbucks ceo and president. “He’s joining us at an ideal time, bringing his international finance experience and proven leadership skills as we continue our aggressive expansion overseas.”
Bocian joins Starbucks from NCR Corporation where he served as senior vice president and chief financial officer since 2004. Bocian began his career at NCR in 1983 and has since held a number of positions of increasing responsibility, including chief financial officer of NCR’s Retail and Financial Group, CFO of NCR’s Retail Solutions Division and vice president of finance and administration for NCR’s Computer Systems Group (now Teradata) for the American region.

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“I am very proud to join such a successful company and globally recognized brand,” said Bocian. “Beyond delivering strong performance, Starbucks leadership team has maintained an unparalleled awareness of its role in and responsibility to the communities it serves. I look forward to contributing to Starbucks continued success.”
Bocian received his Master’s degree in accounting from Michigan State University, where he also earned his Bachelor’s degree.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
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